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EXPLANATORY NOTE
The following is a copy of the transcript of Valeant Pharmaceuticals International’s (“Valeant”) conference call and live Internet webcast on August 2, 2010 relating to Valeant’s 2010 second quarter financial results.

FINAL TRANSCRIPT
VRX — Q2 2010 Valeant Pharmaceuticals International Earnings
Conference Call
Event Date/Time: Aug. 02. 2010 / 2:00PM GMT

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
CORPORATE PARTICIPANTS
Laurie Little
Valeant Pharmaceuticals International — IR
Mike Pearson
Valeant Pharmaceuticals International — Chairman, CEO
Rajiv De Silva
Valeant Pharmaceuticals International — COO, Specialty Pharmaceuticals
Peter Blott
Valeant Pharmaceuticals International — CFO
CONFERENCE CALL PARTICIPANTS
Corey Davis
Jefferies — Analyst
David Amsellem
Piper Jaffray — Analyst
Gregg Gilbert
Banc of America — Merrill Lynch — Analyst
Juan Sanchez
Ladenburg — Analyst
Sakib Mersa
JPMorgan — Analyst
Sakhim Cha
— Analyst
Michael Tong
Wells Fargo — Analyst
PRESENTATION
Operator
Good morning. My name is Gordon, and I will be your conference operator today. At this time I would like to welcome everyone to the Valeant Pharmaceuticals second-quarter 2010 earnings conference call. (Operator Instructions). Laurie Little, you may begin your conference.

Laurie Little - Valeant Pharmaceuticals International — IR
Thank you, Gordon. Good morning everyone, and welcome to Valeant’s second-quarter 2010 financial results conference call. Joining us on the call today are Mike Pearson, Chairman and Chief Executive Officer; Peter Blott, Chief Financial Officer; and Rajiv De Silva, Chief Operating Officer, Specialty Pharmaceuticals.
In addition to this live webcast, a copy of today’s slide presentation can be found on our website under the Investor Relations section within the webcast event details.
Before we begin please turn your attention to the second slide containing our cautionary statement regarding forward-looking statements and other important information. Certain statements made in this presentation and other statements made during this call and the Q&A session afterwards may constitute forward-looking statements.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the SEC, and risks and uncertainties relating to the proposed merger as detailed from time to time in Valeant’s and Biovail Corporation’s filings with the SEC, and in Biovail’s case, the Canadian Securities Administrators.
In addition to supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles, the Company uses non-GAAP financial measures that exclude certain items. These non-GAAP items include financial measures such as adjusted cash EPS, product sales growth and adjusted cash flow from operations.
Reconciliations of GAAP to non-GAAP measures can be found in the tables to our second-quarter financial press release, which was issued earlier today and can be found on our website at www.valeant.com. Please also note the additional information we have included regarding our proposed merger with Biovail and where investors can find important information about the proposed transaction.
With that I will turn the call over to Mike Pearson.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Good morning everyone and thank you for joining us. On today’s call I would like to first discuss our second-quarter results and the outlook for the rest of the year. Second, update you on our progress against our six strategic initiatives for 2010.
Third, I will have Rajiv discuss Valeant’s operations. Fourth, have Peter give some more details around our financial performance. And, finally, at the end I would like to briefly discuss our integration and planning process with the merger with Biovail.
On slide three. Our businesses again, delivered another solid quarter on both the top line and the bottom line. Each of our businesses delivered double-digit growth and contributed to our overall product sales growth of 32% for the quarter and 33% for the year-to-date.
Our cash EPS also grew 33% on an annual basis, and we are raising our earnings guidance for the year to $2.80 to $3.05 cash EPS.
During the second quarter we closed five commercial acquisitions in addition to our announced merger with Biovail. We spent approximately $440 million for these acquisitions. To pay for these acquisitions we raised $400 million in debt in early April and incurred additional interest expense for the majority of the quarter.
In total these acquisitions contributed only $19 million to our top line in the second quarter of 2010; and therefore, once the extra interest expense is included the net impact in the quarter of these five acquisitions on cash EPS was negative.
All of these acquisitions are off to a very good start. And starting in the third quarter we expect them to be accretive to cash EPS, even considering the extra interest expense.
Given everything that has happened this quarter, we thought it would be helpful to provide you with more specificity into our cash EPS progression. The growth in our base business was the primary driver in our improved performance and in aggregate delivered $0.17 to our bottom line.
The rest of our activities resulted in a combination of positives and negatives to our cash EPS. The positives included reduced corporate expenditures, increased marketshare in the generic BenzaClin compound we licensed to Mylan, which we refer to as IDP-111, and a reduction of costs in our GSK collaboration as we near the end of the collaboration development agreement.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
These upsides were then offset by several decreases in the quarter, including the expected reduction in the ribavirin royalties, and our increased stock-based compensation and share count of our converts due to the increase in our stock price. And finally, the increased interest expense from our additional debt.
On January 8 we provided guidance to our investors that we expected our product sales in 2010 to increase by greater than 20% over 2009. On our last conference call we then increased this guidance to greater than 30%. Now that we are halfway through the year we expect that our product sales growth to increase to greater than 35% for the full year, excluding the Biovail transaction.
We have also made some adjustments to our individual business units’ growth rates, as you can see on the slide. For example, or US derm and Canadian businesses are expected to grow well ahead of our original projections for the year, while on the other hand, we have lowered our expectations in Europe due to the market dynamics in the first quarter of 2010.
Turning to organic growth. Our organic growth for the first half of 2010 was 9%, and we continue to expect to deliver full-year organic growth greater than 10%. There were several areas that have worked against us in the first half of the year. This includes an additional competitor for Efudex in the US, lower-than-expected performance from our Nyal brand in Australia, as well as weaker economies than expected in Mexico and Europe. But our base business remains strong, and we expect to see improvement in this area in the second half of the year.
Over 70% of our new product launches in 2010 are scheduled for the second half of the year. And I remain confident that we will deliver double-digit organic growth for the full year of 2010.
I would like to touch on our strategic initiatives for 2010. After six months of the year, we have largely met them all. The first was to grow our worldwide dermatology business to $500 million in 2010. We have made significant contributions to our dermatology portfolio over the past several months, including our latest acquisitions in Brazil. As we look toward the end of the year our current dermatology portfolio should be operating at a run rate of approximately $450 million, nearing our stretch target of $500 million.
Once our Company has merged with Biovail, we will then add the Zovirax franchise to our derm portfolio, bringing our year-end run rate to nearly $600 million.
We continue to make progress on partnering our dermatology pipeline, which we do expect to have in place before the end of the year.
Our second strategic initiative involved Retigabine. We continue to move forward with our MR development program, and we continue to have productive interchanges with the regulatory authorities in both the US and Europe on our IR submission. We have been busy preparing for Advisory Committee next week in Washington and we hope to see many of you there.
The PDUFA date still remains August 30, although for planning purposes we continue to assume a first-quarter 2011 launch.
Canada and Brazil. This past quarter we completed several acquisitions in both Canada and Brazil. In Canada we also expect to launch Onsolis in the third quarter and Ultravate in the fourth quarter.
In Brazil we are making good progress in integrating both the Brazilian acquisitions, both of which closed in April. Early results are excellent, and I am quite bullish about our business in Brazil.
Latin America and Europe. As with the previous initiative with our derm portfolio, we are well on our way towards meeting this objective with our latest acquisitions in Brazil, which should add at least $80 million in incremental sales on an annual basis. We currently expect that our year-end run rate for the combined businesses in Latin America and Europe will be over $500 million.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Over delivering on past acquisitions. We continue to monitor the performance of each of our acquisitions against the financial models we used to justify each deal to our Board. We plan to present a specific update, as usual, on our third-quarter call. We are in the early stages of doing this analysis, for this year, but it is already clear that in aggregate our acquisitions to date are running well ahead of forecast.
Finally, cash flow from operations. After our second quarter we are on track to exceed our $275 million guidance on cash flow from operations for the year. We have not made the working capital improvements yet that should free up even more cash, but I suspect you’ll begin to see progress on this initiative by the end of the year.
Because we have largely accomplished our six objectives, our main strategic priority for the rest of 2010 will be the successful integration of Biovail, which I will discuss at the end of the call.
Now I would like to turn the call over to Rajiv to discuss our operations.

Rajiv De Silva — Valeant Pharmaceuticals International — COO, Specialty Pharmaceuticals
Good morning. Let me begin with a review of our US dermatology business. As we have shared with you previously, we continue to see strong growth and improvement in Acanya and Atralin, our two largest promoted prescription dermatology brands, demonstrating an ever-increasing physician and patient acceptance of these products.
This slide depicts the substantial prescription volume growth we have seen over the past 18 months. Acanya continues its strong trajectory with more than 23,000 prescriptions written in the month of June, an over 40% increase over the 16,000 prescriptions written in January.
Atralin achieved an all-time high of 15,000 prescriptions in June, which is more than a 50% increase over June of 2009 and a 22% increase over January 2010.
As shown in the next slide, as for the prescription volume trend, we also continue to see solid increases in our marketshare for both products. Atralin now holds 15.1% of the market for promoted Coria lines among dermatologists, growing 2.5 share points this year.
Acanya has captured a 16.7% marketshare among fixed dose Clindamycin BPO combination products among dermatologists, growing 5.7 share points this year.
In addition, as the next slide illustrates, when we aggregate the number of prescriptions written for Acanya and generic Clindamycin BPO combination products, which is developed by our own Dow Pharmaceuticals, and which we license to Mylan and retain a financial interest in, Valeant now has a higher share than BenzaClin in the fixed dose Clindamycin BPO combination market.
In addition, with the combined marketshare of 36.4% in June, we are fast approaching [direct positioning in this market] as well.
Moving onto the next slide, CeraVe continues to be a very strong performer in our dermatology portfolio. The growth in this product has increased substantially this year. As this slide illustrates, our growth for the first half of 2010 is almost 100%, up from 45% growth for the full year in 2009.
All three core product lines, the cleanser, the cream and the lotion, are ranked within the top three in retail drugstore sales, as measured by SKU rankings.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
We launched CeraVe PM, a nighttime moisturizer, in January of this year, and this launch is progressing extremely well. In addition, we will be launching two new SKUs in August, CeraVe AM, a moisturizer for daytime use containing SPF 30 sunscreen, and a forming cleanser.
A topic that many investors inquire about is our lifecycle management of Diastat and how we plan to prepare for generic launch by Teva in September. Although exclusive license with Teva precludes Valeant from introducing our own authorized generic, we do have a strategy in place to help us to retain as much of our marketshare and economic value as possible.
In essence, we plan on treating our Diastat product as if it would a generic, providing our patients with the ability to continue to use the product that they know and trust, but at a lower price than a typical branded product.
We plan on decreasing our WACC by at least 25% upon the launch of the generic, with a goal of maintaining a significant share of the Medicaid units, which currently makes up a large portion of this market.
With the remainder of the market we have a target of maintaining 20% to 40% share of private pay unit. And we are currently engaging in active contract negotiations to implement this strategy.
As a wrap up to our Specialty Pharmaceuticals product discussion, I wanted to highlight where we expect much of the growth in the back half of 2010 to come from. As you can see on the chart on the screen, although we have launched 18 products and line extensions so far in 2010, we also have another 47 planned throughout the remainder of the year.
Many of these products have the potential to be substantial contributors, such as Onsolis in Canada. These launches also include several line extensions for our OTC and cosmeceuticals products, such as Hissyfit in the US, Dr. Renaud in Canada, and Dr. LeWinn’s in Australia.
Now I would like to turn the call over to Peter to discuss our financial performance. Peter.

Peter Blott — Valeant Pharmaceuticals International — CFO
Thank you, Rajiv. Today we reported our second-quarter 2010 results. Mike has already touched upon our topline growth, which you can see is summarized here.
Our cost of sales sold expenses for the quarter was 28%, as compared to 26% in the second quarter of 2009, and 27% in the first quarter of 2010. This slight increase relates primarily to the impact of past acquisitions, such as Tecnofarma and Emo-Farm, and now our recent acquisitions in Brazil. We expect to remain at around this basic level for the remainder of 2010.
We continue to maintain a tight rein on our expenses. SG&A expenses were 33% of revenue in the same quarter of 2010 versus 36% in the second quarter of 2009, and 34% in first quarter of 2010. Most of this improvement came from reductions in general and administrative expenses.
R&D expenses were in line with our expectations at $12 million for the quarter, compared to $9 million last year. This increase relates to activity on our dermatological programs. We expect our R&D to be approximately $50 million for the year.
Interest expense increased from the prior year due to the issuance of our 7 5/8% senior notes on April 9, 2010, coming to $20 million in quarterly interest expense. In our third quarter we will see our 3% convertible debt mature, which will bring down interest expense slightly going forward. Of course, all of this will change upon completion of the merger with Biovail.
Bottom line, we achieved cash earnings per share of $0.69 as compared to $0.52 in the comparable quarter one year earlier.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Our adjusted cash flow from operations for the quarter was $62 million. Although we continue to see strong cash flow, our second-quarter cash flow from operations did not grow proportionally as well as revenue and earnings. It was adversely impacted by several items. First, our biannual interest expense payment was made — was paid out during the quarter, totaling $20 million.
Secondly, we saw a number of areas where working capital increased, notably higher accounts receivable and inventory balances, much of which was impacted by our most recent acquisitions.
We expect to see these working capital increases as a short-term phenomenon. Our management is committed to improvements in this area.
We have provided guidance that we expect our adjusted cash flow generation in 2010 to be north of $275 million for the year. Clearly we set this target before the announcement of, and independent of, the proposed merger with Biovail. We remain confident in achieving that objective without taking the merger into account.
Our operating margins have also improved, raising from 38% one year ago to 41% in this quarter.
Last quarter we presented a graph that depicted our quarterly progression in adjusted cash earnings per share for 2009 and our estimate for 2010. We now have another quarter under our belts, and expect that our strong cash EPS growth will continue. This performance leads us to increase our current guidance for 2010 to $2.80 to $3.05 cash earnings percent — cash earnings percent from our previous guidance of $2.65 to $2.90 of cash EPS.
This guidance is based upon Valeant on a standalone basis, and does not take into account any impact from the proposed merger with Biovail, including transaction, financing or restructuring costs.
We expect the merger to close before the end of the year. This would mean that we would not expect to present earnings of Valeant on a standalone basis for the full year 2010.
I would now like to turn the call back over to Mike to touch on our progress with the proposed merger with Biovail.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
I would like to provide you with a brief update on the proposed merger. Our integration planning is well underway. We kicked off our integration planning in early July and identified the 12 work streams shown on this slide.
For each work stream we have planned a leader from one of the two companies’ top management teams, created synergy targets, both base and stretch, and identified specific end products and timing for completion.
I expect to have all of our key integration planning decisions in terms of the new Valeant made by the end of September, including management and people, final synergy expectations for 2010 and 2011, the ongoing R&D portfolio, and specific locations and facilities for the new Valeant.
By now all of you should have already seen the notice that we have received early termination of HSR. Finally, both companies have identified their five continuing Board members, and the process for choosing the 11th board member is well underway.
In summary, our second quarter of 2010 continues our progress in delivering solid operating performance, generating strong cash flows and producing significant bottom-line results for our investors.
Through organic growth, margin improvement and our acquisition strategy, I believe that we are delivering on our goal of returning significant value to Valeant shareholders, and providing our employees and patients with a strong future.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
With that we will now open up the call for questions. Operator.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Corey Davis, Jefferies.

Corey Davis — Jefferies — Analyst
I think you are the only company that I have ever covered that gives organic growth rates, so thanks very much for that. But a couple of questions around that.
First, can you just remind everybody of your strict definition for what qualifies for organic, and what is excluded from that? And second, can you take a rough stab at what your organic EPS growth was in this quarter? And I will pause there before I ask one more.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Peter, do you want to cover the calculation for organic growth, and then I will try the second part of the question.

Peter Blott — Valeant Pharmaceuticals International — CFO
Certainly. The two elements we remove out of our product sales growth are all currency effects. So essentially we take out the currency effects. We lay this out on a table, I think it is table 3 in the notes. And then we also exclude the acquisitions of all the businesses and products that we have bought in the last 12 months.
So, essentially, anything that was bought more than 12 months ago gets included in organic growth, but any of the acquisitions or products bought in the last 12 months get excluded out of that organic growth calculation.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
In terms of the second question, I cannot give you a precise answer, but I can tell you that our organic earnings growth is significantly higher than our organic sales growth. Because, again, all of them have come with significant synergies, when we have made these acquisitions in terms of the ones that now are rolling into an ongoing year-on-year organic growth rate. And in terms of our businesses, as you can see through our continued reduction in SG&A, we continue to gain efficiencies in all our businesses.

Peter Blott — Valeant Pharmaceuticals International — CFO
Maybe one other point to say. I think we did highlight that because of some of the acquisitions in the second quarter came relatively late on in the quarter, such as Aton, they didn’t contribute that much, but they will contribute more in the second half of the year, because that one was all the end for basically one month of the quarter. And yet with the money that we borrowed at the start of the second quarter, we have the interest expense throughout the quarter.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Corey Davis — Jefferies — Analyst
When you give your report — when you report Q3 will you tease out the effects of the acquisitions all the way down to the earnings line?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Yes, what we are going to do is — in each case we have sort of a model, an NPV model that we do in terms of — that we take to the Board to justify every acquisition. And we will — we will do our best to figure out what is the cash now being generated by those acquisitions. So we will be focusing on cash flow generation opposed to earnings generation.

Peter Blott — Valeant Pharmaceuticals International — CFO
There is some interaction when we do integrate these businesses into our existing businesses in each of the countries. There is some degree of synergies that we always expect, and therefore, some things like G&A expense is very difficult to actually split between what came from the acquisitions and what came from our products. Therefore, we’ll make that distinction when we do the third-quarter earnings call and update. And essentially that is going to be similar to how we did it last year.

Corey Davis — Jefferies — Analyst
Last question, I promise. In the second half of the year in order to hit your guidance, obviously, you must have confidence in Latin America and Europe, but any more specifics you can give us as to how you’re going to get there?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Sure. I was actually both in Europe and Latin America last week and we sat down and sort of discussed the second year. Actually, in Europe the market has turned towards the better. You can see that we grew organically, I think 9% in the second quarter. The market, which was negative in the first quarter — was negative by over 10%, has now turned positive. It is about a 3% positive in the second quarter. That continues to improve. So part of it is just an improvement in the market itself.
The second is we have quite a few launches in the second half of the year. We thought they would be more evenly spread out, but regulatory delays have pushed some of our first-quarter launches into the second quarter. But we do have a number of approvals now, so as we speak we are launching a number of new products.
So we feel quite good, both in terms of the market itself, the underlying growth of the market, which we continue to grow faster than and continue to increase share, as well as the new launches.
From a pricing standpoint, in terms of the markets that we are involved in, pricing is about flat — slightly positive, less than 1% positive, so all of this is through volume growth.
In Mexico, again, we made some decisions in terms of how we price some products, and some other things in the first half that didn’t work out as well as we had hoped. Again, we feel that there are some things we could do to really boost the sales growth over there.
The overall market is flat to declining. It is also not a great economy in Mexico. But our generics business, which we acquired from Tecnofarma, is the fastest growing segment in the market, and we now have — I think have our pricing right and feel a lot more optimistic in our ability to see significant growth in that area.

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Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Then finally, Brazil. Brazil is a market that is doing really, really well. As that becomes a larger piece of our overall Latin American business, the underlying growth rates we are seeing in Brazil are quite, quite strong, and so we would expect high double-digit growth in Brazil for the second half of the year.
Again, you just saw a little bit of the acquisitions in the second quarter — will now be seeing the full impact in the third and fourth quarters. So I think Brazil in the end will drive our growth in Latin America.

Operator
David Amsellem, Piper Jaffray.

David Amsellem — Piper Jaffray — Analyst
Just a couple questions. Let’s start with the neuro business. You cited 12% year-over-year growth net of FX and acquisition, so I am wondering what are the sources of the organic growth? And can you talk about what you see as sources of organic growth for the neuro segment going forward?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Sure, I assume you’re talking about our US neuro- business?

David Amsellem — Piper Jaffray — Analyst
Yes.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Good. So we continue to have a number of new product launches in some of our areas there. Bedoyecta, which is — it is neuro and other, which is an energy boosting product. We have a number of new SKUs being launched there. We have a number of products that actually had been discontinued in the old Valeant that we are reintroducing, and we expect to see some of those in the second half of the year. We also continue to launch some AGs associated with some of our brands that do not have patent protection, so rather than just sell the currently marketed products, we will add AGs.
We also take some price in terms of neuro in the US. But the business is growing. We also have a number of nonfield-based promotional efforts out there. So products like Mestinon and — I’m sorry. I can’t hear. (multiple speakers). Migranal Reduced Time, yes, Migranal — are growing quite significantly on a unit basis.
So what we will do is we will lose Diastat in terms of exclusivity, and that will work against us. But we feel pretty comfortable that we have a pretty good plan in place in Diastat, so that we will retain a significant amount of Diastat as well.

David Amsellem — Piper Jaffray — Analyst
Then just following up on the neuro and other US. What kind of year-over-year growth came from the Aton Pharma products, and what should we be expecting in terms of growth from those products going forward?

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
So we will not count any kind of Aton Pharma growth in our organic number until a year has passed, as Peter was explaining earlier.
In terms of the run rate of the business, we indicated when we purchased Aton that we were expecting an $80 million to $100 million run rate for the year. We have actually been pleasantly surprised by that business. Based on — at this point roughly two months of performance — we are running at a rate that is well over $100 million. So I think if you put in $100 million annual run rate, that would be a relatively conservative number.

Rajiv De Silva — Valeant Pharmaceuticals International — COO, Specialty Pharmaceuticals
Just to add to that. If you look at Aton’s own numbers for the full year of 2009, which we obviously don’t consolidate, on a year-on-year basis we expect growth to be roughly about 50% for the orphan products and a similar percent for the ophthalmology products, so it is a substantial run rate.

David Amsellem — Piper Jaffray — Analyst
Then one last question, if I may. Just talking about Brazil and Latin America, you mentioned — I am sorry, Brazil and Mexico, you mentioned product launches over the latter half of this year. Can you give us a sense of how many products, generics and brand products you are expecting to launch in Brazil and Mexico over the latter half of this year? And also give us a view on what you may see in terms of new launches in those markets for 2011.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Sure. I think that roughly 5 products, 4 to 5 products in Brazil over the rest of the year, and closer to 10 products in Mexico over the rest of the year. Going into next year, probably somewhere between 5 and 10 for each market.

Operator
Gregg Gilbert, Banc of America — Merrill Lynch.

Gregg Gilbert — Banc of America — Merrill Lynch — Analyst
First, for Peter, can you comment on the Glaxo payment and why that was so high this quarter and how we should model that in the next few quarters?

Peter Blott — Valeant Pharmaceuticals International — CFO
Certainly. As I think we have just discussed before, the alliance revenue that we record on the GSK collaboration comes from the $125 million upfront payment we received in 2008. The collaboration accounting required us to put that on the balance sheet, and then we release it to the P&L as we complete our budgetary obligations.
This rate of return — this rate of release depends on how far through the obligations we are, and the mix of the obligations between ourselves and GSK. Each quarter we agree a revised forecast for the collaboration, and it is that revised forecast that drives the arithmetic of how much we released.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
I think we released of alliance revenue of about $9.5 million this year, as against about $5 million for the previous quarter. The biggest driver of that is we have now completed our higher proportion of our obligations than what we were projecting previously.
In terms of modeling it going forward, you’ve got to essentially just play almost a zero sum game to get to this. Eventually we have to release all of that $125 million, some of which against our R&D expense, some of which against alliance revenue.
I would expect it to be — if we continue — we will look at another forecast next quarter, but we expect it to be at this sort of level maybe for Q3, and then it will come down in Q4. And prior to finishing our obligations, which Mike mentioned, we do for planning purposes into the first quarter of 2011, it will probably be lower alliance revenue in those last two quarters.

Gregg Gilbert — Banc of America — Merrill Lynch — Analyst
Thanks, that’s helpful. Then on the working capital commentary you offered, can you give us a little more specific color around what is behind some of those issues that you said would reverse in the coming months?

Peter Blott — Valeant Pharmaceuticals International — CFO
I am not sure I am necessarily saying they will reverse. I am saying that we have tied up some cash within working capital and on the balance sheet as of June. We have various things that we know we are seeking to do and are committed to doing that will actually reduce those inventory balances, those accounts receivable balances, which will release that cash into cash flow from operations in the second half of the year.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
In terms of the inventory, some of this is probably — we haven’t managed it as closely as we probably should have over the first half of the year, so you can blame me for that. But I don’t think — I think we are focused on that for the second half of the year, so you will see improvements.
A piece of it is also part of the tech transfers we are doing between the plants. So, as you know come in Mexico we are transferring a number of products in the process of shutting down some of the plants that came with the Tecnofarma acquisition. And also in Brazil we are moving everything into the new facility that we just bought. So as part of the transfer process you do have to produce extra inventory to build a little bit of buffer.
So part of it will take a little longer to get out of the system as these transfers are commonplace, but part of it we just then keep as close a watch on that particular metric this quarter. So I think if you focus on something, good things usually happen.

Gregg Gilbert — Banc of America — Merrill Lynch — Analyst
Mike, a couple questions for you. What is the earliest the deal could close, the Biovail deal?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
I think October is — if everything goes well, probably by mid-October. That being said, I think so far everything is going well. So right now for planning purposes we are thinking mid-October.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Gregg Gilbert — Banc of America — Merrill Lynch — Analyst
So both companies will report one more quarter standalone in any event?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Yes. Well, I guess if we close before October, that will create a problem, but we don’t expect that to happen, so our assumption is yes.

Gregg Gilbert — Banc of America — Merrill Lynch — Analyst
Lastly, Mike, a question on generics. You said some interesting things about the Diastat strategy, and it sounds like you’re doing some AGs now on some of the previous genericized products. What is your interest level in generics as another leg of the stool beyond what we see already for Valeant? I know you have some formulation expertise there in Dow, and it is obviously an important part of the US healthcare — all healthcare systems. Can you comment a little bit more about your vision in generics for the new Company? Thanks.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Sure. So we certainly are committed to generics in the emerging markets. We continue to explore generics in the US. We participate, if you consider the IDP-111, our Efudex generics or other generics, it is not an unimportant part of our business.
We do believe that through our formulation capabilities at Dow, just like Dow came up with IDP-111, which was a great product that is contributing very well, as you can see, this quarter, we have started programs to develop other generic products for the US market. And, again, we are focused on products that are not pills, but require bioequivalent (inaudible), so that leads to better economics.
So I think the short answer is we are committed to this space in the US, but we are not going to play against Teva or Mylan or Watson in terms of the pill business, but what we will do is play in some of the more protected areas.

Operator
Juan Sanchez, Ladenburg.

Juan Sanchez — Ladenburg — Analyst
I have a question about the cost of goods say in Latin America. I know you’re going through a lot of changes in Brazil and Mexico. But they were 40%. We should think about them going lower going forward? (multiple speakers).

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Yes, I had that same question, as you can imagine, and had a long discussion with Dr. Renaud and the team last Thursday. Yes, there will be reductions in cost of goods going forward.
Part of this was Tecnofarma related and part of it is sort of the inventory step up that you need to take. But part of it was we just had not moved as quickly as we needed to in terms of moving some products from one plant to the other, so I think we lit a fire under them, hope. I am sure Dr. Renaud is listening.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
So we are committed to — that is an unacceptably high level of COGS, and so we have plans in place to bring that down in the subsequent quarters.

Juan Sanchez — Ladenburg — Analyst
Also can you comment on COGS in the US? I think they were down to 17%. Is this because of the acquisition of Aton Pharma, and what is going to happen going forward as well?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Well, I think the acquisition of Aton, as we mentioned in that call there, highly profitable products, which help. But we continue to make great strides in the US. Our supply-chain group is doing an excellent job. We continue to renegotiate contracts with our suppliers. quite frankly, as we continue to grow our business. The large increases which Rajiv went through in Acanya, in CeraVe and Atralin allow us to go back and get value discounts. So we would hope to continue to, at least, maintain that COGS level in the US, if not improve.

Juan Sanchez — Ladenburg — Analyst
What kind of revenues did Brazil deliver this quarter?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Revenues in Brazil. Do you have that number, Peter? Well, we will get it to you.

Peter Blott — Valeant Pharmaceuticals International — CFO
We don’t formally report Latin America between — except for emphasis. But I don’t have it at hand.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
So we don’t have it for you, and we will think about whether we want to give it to you.

Juan Sanchez — Ladenburg — Analyst
Got it. One last question is going forward, let’s say 2011 and 2012 under your definition of organic growth, do you still think you can deliver double-digit — more than 10%, especially in Latin America, Europe and Australia?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Certainly for Latin America, and for Europe, I expect our organic growth to definitely be above 10% next year and the following year. We are probably going through the most difficult time in those markets that we have seen for years, and we still feel comfortable we will get it this year.
The underlying market in both, we believe, will continue to grow at higher single-digit numbers. And given our product launches and the investment we are putting into sales and marketing, we continue to expect to increase share.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
Australia is a slower growth market. As you can see, we have been disappointed in our growth rates in Australia. That is largely around one product, Nyal, which was a legacy product. It was our largest product, in fact, it was almost all we had in Australian when I got here. That, we are not doing a good job on.
And I was in Australia about a month ago, and we are making some changes. The growth rate will actually increase once the acquisitions have run for a year that we have made in Australia, so you will see an increase in organic growth, but I would not at this point commit to double-digit organic growth rates in Australian for next year. I would commit to overall Company double-digit organic growth rates, but Australia, it will improve, it will be positive, but I am not sure we will get to double digits.

Operator
[Sakib Mersa], JPMorgan.

Sakib Mersa — JPMorgan — Analyst
I was hoping for some background and context on the (technical difficulty) financing negotiations. I guess specifically why weren’t we able to negotiate better, more certain terms, given the combined companies’ profile? I am referring to the $100 million liability cap, and I guess the explicit financing condition in the merger agreement.
Then just as a follow-up, any update on the syndication efforts? I believe the blackout dates starts in a couple weeks. So are we going to be done by then or do we have to wait until after Labor Day? And again, any update on your efforts with rating agencies and any bonds?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
I will let Peter take these questions.

Peter Blott — Valeant Pharmaceuticals International — CFO
I wasn’t expecting to be going through that degree of level of detail, and to us, we are working through the timetable with the underwriting banks on a joint basis with Peggy, the CFO of Biovail, and on the Biovail finance teams.
I think as you are aware, we are working through the syndication process. And I think in terms of the timetable for that I would rather refer you back to the underwriting banks, which I think you are probably already in contact to, for the specifics of those dates.
I’m not sure I would necessarily want to — maybe this may be easier if you phone me directly just to answer those sort of questions, if you have specific points, and we will do that with the underwriting banks.

Sakib Mersa — JPMorgan — Analyst
Okay, I will do it. Thanks.

Operator
(Operator Instructions). [Sakhim Cha].

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call

Sakhim Cha — Analyst
Just to clarify, you mentioned that you’re expecting a mid-October close. Any comment on where the competition in Canada stands? And also in relation to the shareholder votes, are you expecting the shareholder vote sometime in mid October?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
So, I am sorry, the first question — what was it, the competition in Canada?

Sakhim Cha — Analyst
Yes, you are still awaiting for approval in Canada?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
No, no, actually Canada we actually didn’t even have to file. So there is no delay in Canada. (multiple speakers). In terms of the vote, I think the vote will obviously have to happen before we close, and it is probably the gating item. So I don’t know the precise date, but my guess is the vote will be towards the end, early October would be my guess, but that is just a guess.

Sakhim Cha — Analyst
Okay, so between early October and mid-October the difference is syndication or financing of the transaction?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
No, I don’t think the syndication — the financing is not going to be the critical path. We have to get the proxies out; we have to get the votes. We also have to wait for the SEC to give us a final go-ahead.

Sakhim Cha — Analyst
Okay, now just getting back to the financing, you are not seeing any issue in regards to that. Are you seeing receptivity, the fact that you are paying a special dividend and what customers are saying?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
So we met in New York with a lot of the potential banks, and I think we had a pretty good meeting. We seemed to, if any, be over-subscribed at this point, so we don’t see that as a problem. Obviously, things could change in the world, and the answer might be different tomorrow or the next day. But right now we actually feel quite comfortable with our ability to raise the money.

Peter Blott — Valeant Pharmaceuticals International — CFO
I think we are very confident that it is a very good debt story for the combined company, which are the two companies individually that are generating a lot of operational cash flow. When you put that together with the synergies from the combination it will be a very strong cash generation story that I think is being well received by a number of the people we are talking to on the debt side.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call

Operator
Michael Tong, Wells Fargo.

Michael Tong — Wells Fargo — Analyst
Just a quick follow-up on the Latin America business in terms of the gross margin trend. Obviously come you mentioned about inventory step up, but that is a relatively small number. So, Mike, can you be a little bit more specific as to what exactly happened there, and what the specific steps you’re taking to address that?

Peter Blott — Valeant Pharmaceuticals International — CFO
So just be a little bit more precise on the issue that you would like me to focus on?

Michael Tong — Wells Fargo — Analyst
That would be great.

Peter Blott — Valeant Pharmaceuticals International — CFO
No, I am asking — I am sorry, I am asking you what — are you asking about COGS, are you asking about (multiple speakers)?

Michael Tong — Wells Fargo — Analyst
Yes, COGS.

Peter Blott — Valeant Pharmaceuticals International — CFO
Oh, COGS. Well, the steps we are taking, I was down in Mexico last week, and we went business by business. We have really four businesses down there. We have a branded generics business. We have a generics business. We have government business, and then we have sort of a Similarities-type business. So we went through each of the different business and worked through the actual COGS of each of the businesses and what was leading to this overall 40%.
What we found out is that the good news is that if you just looked at the labor and the raw materials, that represented less than 10% of the COGS and all the rest was overhead. The overhead was largely because of the fact that we have five plants still running in Mexico. And that came with the Tecnofarma acquisition. And we are in the process of transferring products from these various plants. We plan to get down to two plants. So we are continuing to carry the overhead of three plants that hopefully we will soon be out of.
So we have not been working quite as quickly as we wanted in closing those plants, and now we have a plan in place that will shut down these plants, and those overhead charges in the COGS will go away. So it is a fixable problem. It is related to how quickly can you get registrations and move things from one plant to the other in Mexico. So it is a temporary phenomenon.
I think after my visit we have — I think there is a lot more focus on that area for the rest of the year. So, again, there is not a fundamental issue. It is all around how quickly we get these products transferred into the lower cost plants.

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FINAL TRANSCRIPT
Aug. 02. 2010 / 2:00PM, VRX — Q2 2010 Valeant Pharmaceuticals International Earnings Conference Call
In fact, once we get to the lower cost plants, it will be even better than our historic COGS because these plants actually have lower labor rates and actually favorable tax for being located outside of Mexico City.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
As Peter — just to add one point. The actual peso or dollar value of the cost of goods may well be lower than — sorry, values. But the mix affect from us coming in with the Tecnofarma business, which does have a significant government effect to contribution, which is a lower price, which also affects the cost of goods percentage — the mix of the actual product that we sold. So there is some — if you compare it with — just purely with our historical business.

Michael Tong — Wells Fargo — Analyst
Mike, in your mind how quickly do you think you can get to two plants in Latin America?

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Well, now we are going to have (inaudible). So I would say within 12 months we would hope to be completed with this process. But it will not be sort of even. There are some of the older plants that are operating at very low capacities, because we have already moved things out of them, which is — you can do the math in your head. So each plant will be significant. The first plant will have the most significant impact, but we would expect by next quarter that our COGS in Mexico, you’ll begin to see that it will be reduced from this quarter, but probably 12 months to get the full effect.

Operator
There are no further questions in the queue. I will turn the call back over to the presenters.

Mike Pearson — Valeant Pharmaceuticals International — Chairman, CEO
Okay, well, again, thanks everyone for joining us, and we look forward to updating you on the merger as appropriate. So thank you.

Operator
This concludes today’s conference call. You may now disconnect.

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Caution Regarding Forward-Looking Information and “Safe Harbor” Statement
To the extent any statements made in this document contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information as defined under applicable Canadian securities legislation (collectively, “forward-looking statements”).
These forward-looking statements relate to, among other things, the expected benefits of the proposed merger such as efficiencies, cost savings, tax benefits, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company; the expected timing of the completion of the transaction; and the expected payment of a one-time cash dividend. Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “estimate”, “intend”, “continue”, “plan”, “project”, “will”, “may”, “should”, “could”, “would”, “target”, “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this filing that contain forward-looking statements are qualified by these cautionary statements. Although Valeant and Biovail believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals by Valeant and Biovail shareholders and government or regulatory agencies (including the terms of such approvals); the risk that a condition to closing of the merger may not be satisfied; the possibility that the anticipated benefits and synergies from the proposed merger cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Valeant and Biovail operations will be greater than expected; the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the impact of legislative, regulatory, competitive and technological changes; the risk that the credit ratings of the combined company may be different from what the companies expect; and other risk factors relating to the pharmaceutical industry, as detailed from time to time in each of Valeant’s and Biovail’s reports filed with the Securities and Exchange Commission (“SEC”) and, in Biovail’s case, the Canadian Securities Administrators (“CSA”). There can be no assurance that the proposed merger will in fact be consummated.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this filing, as well as under Item 1.A. in each of Valeant’s and Biovail’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Item 1.A in each of Valeant’s and Biovail’s most recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. Valeant and Biovail caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to Valeant and Biovail, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Neither Biovail nor Valeant undertakes any obligation to update or revise any forward-looking statement, except as may be required by law.
Additional Information

In connection with the proposed merger, Biovail has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary joint proxy statement of Valeant and Biovail that also constitutes a prospectus of Biovail. Valeant and Biovail will mail the definitive joint proxy statement/prospectus to their respective shareholders. INVESTORS ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE VERSION THEREOF WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain the preliminary joint proxy statement/prospectus and the definitive version thereof when it becomes available, as well as other filings containing information about Valeant and Biovail, free of charge, at the website maintained by the SEC at www.sec.gov and, in Biovail’s case, on SEDAR at www.sedar.com. Investors may also obtain these documents, free of charge, from Valeant’s website (www.valeant.com) under the tab “Investor Relations” and then under the heading “SEC Filings,” or by directing a request to Valeant, One Enterprise, Aliso Viejo, California, 92656, Attention: Corporate Secretary. Investors may also obtain these documents, free of charge, from Biovail’s website (www.biovail.com) under the tab “Investor Relations” and then under the heading “Regulatory Filings” and then under the item “Current SEC Filings,” or by directing a request to Biovail, 7150 Mississauga Road, Mississauga, Ontario, Canada, L5N 8M5, Attention: Corporate Secretary.
The respective directors and executive officers of Valeant and Biovail and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Valeant’s directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 24, 2010, and in its definitive proxy statement filed with the SEC by Valeant on March 25, 2010. Information regarding Biovail’s directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 26, 2010, and in its definitive proxy statement filed with the SEC and CSA by Biovail on April 21, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary joint proxy statement/prospectus filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC and the CSA when they become available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.